Freeport-McMoRan Copper & Gold Inc.

Prices $500 Million of 10.125% Senior Notes Due 2010

NEW ORLEANS, LA, January 24, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today that it has priced $500 million of senior notes due 2010.  The senior notes have an interest rate of 10.125% per year.  The offering will generate net proceeds of approximately $486 million, which FCX will use to repay borrowings under its bank credit facilities, with the excess invested in short term investments.  FCX plans to use its available cash to provide for the redemption of its Series I Gold-Denominated Preferred Stock (NYSE: FCX PRB), which has a mandatory redemption date of August 1, 2003, and for its other 2003 debt obligations, including its 7.20% Senior Notes in November 2003.  FCX also intends to enter into a new bank credit facility, which JPMorgan will arrange.  After FCX enters into the new credit facility, FCX intends to terminate its existing bank credit facilities.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  FCX plans to issue the notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

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